SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒ Definitive Information Statement

HOME SYSTEM GROUP
(Name of Registrant as Specified in Its Charter)

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INFORMATION STATEMENT
PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934,
AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

INTRODUCTION

Home System Group, a Nevada corporation, will mail this notice and information statement, or the Information Statement on or about June 1, 2008, to our stockholders of record, as of  April 29, 2008, pursuant to: Section 14(c) of the Exchange Act of 1934, as amended.  This Information Statement is circulated to advise the stockholders of action already approved and taken without a meeting by written consent of the stockholders who collectively hold a two-thirds majority of the voting power of our capital stock.  Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until 20 days after the date this Information Statement is mailed to the stockholders. Therefore, this Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The action taken, which will be effective 20 days after the mailing of this Information Statement, was that Richard N. Randall has been removed from his position as a member on our board of directors.  The Company is not seeking written consent from any other stockholders, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement.  All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purposes of: advising stockholders of the action taken by written consent, as required by Nevada law; and giving stockholders advance notice of the actions taken, as required by the Exchange Act.

Attached hereto for your review is an Information Statement relating to the above-described action, which describes the removal.  Additional information about us is contained in our periodic reports and current reports filed with the United States Securities and Exchange Commission, or the Commission.  These reports, their accompanying exhibits and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Copies of such material may also be obtained from the Commission at prescribed rates.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Jing Liu
Jing Liu
Secretary
May 21, 2008

INFORMATION STATEMENT
_____________________________________________

GENERAL

This Information Statement is being furnished to our stockholders of record at the close of business on April 29, 2008, the record date (“Record Date”) for the purpose of informing them that the holders of 43,319,840 shares of our common Stock, par value $0.001 per share (“Common Stock”), constituting 69.4% of our outstanding Common Stock on the Record Date (the “Majority Stockholders”), have acted by written consent (“Written Consent”) to remove Richard N. Randall from his position as a member on our board of directors (the “Removal”).  The Majority Stockholders consented to the Removal as in the best interest of the Company and the stockholders. A copy of the Written Consent is attached to this Information Statement as Appendix A.

We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Only one Information Statement is being delivered to two or more security holders who share an address unless we have received contrary instruction from one or more of the security holders.  We will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.  If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at our executive offices at the address specified above.

The elimination of the need for a meeting of stockholders to approve this action is made possible by the Nevada Revised Statutes which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.  In order to eliminate the costs involved in holding a special meeting of our stockholders, our board of directors voted to utilize the written consent of the holders of a two-thirds majority in interest of our voting securities.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Our board of directors has fixed the close of business on April 29, 2008 as the Record Date for determining which stockholders are entitled to receive this Information Statement.  As of the Record Date, there were 62,477,949 shares of our Common Stock issued and outstanding.  We anticipate that this Information Statement will be mailed on or about June 1, 2008, to all stockholders of record as of the Record Date.

Each share of our Common Stock entitles its holder to one vote on each matter submitted to the stockholders.  However, because the stockholders holding at least a two-thirds majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing action by resolution, and, having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

Consenting Stockholders

The following holders of 43,319,840 shares of our Common Stock, constituting 69.4% of our outstanding Common Stock on the Record Date, have consented to the Removal:

Consenting Stockholder	Number of Shares	% of total
Shenzhen Huayin Guaranty & Investment Limited Liability Corporation	3,251,277	5.2%
Arjuno Investments Limited	4,343,794	7.0%
Shuzhen Ye	2,000,000	3.2%
Weiqiu Li	2,080,000	3.3%
Kinwai Cheung	1,600,000	2.6%
Hong Wong	2,000,000	3.2%
Kaming Yu	22,178,769	35.5%
Xiaona Zhang	2,000,000	3.2%
Jianwei Huang	2,000,000	3.2%
Chener Tao	1,866,000	3.0%
TOTAL	43,319,840	69.4%

We anticipate that this Information Statement will be mailed on or about June 1, 2008, to all stockholders of record as of the Record Date and that the Removal will become effective on or about June 21, 2008.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our Common Stock as of the Record Date, (i) by each person who is known by us to beneficially own more than 5% of our Common Stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Home System Group, Oceanic Industry Park, Sha Gang Highway, Gang Kou Town, Zhongshan City, Guangdong, People's Republic of China, 528447.

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership (1)	Percent of Class(2)

Directors and Officers

Common Stock	Wei Qiu Li (3) No. 264-298 Qingshan Road Nanfeng Center, Suite 1905 Quanwan Xingjie, Hong Kong	CEO and Chairman	2,080,000	3.3%

Common Stock	Kinwai Cheung (4) No. 264-298 Qingshan Road Nanfeng Center, Suite 1905 Quanwan Xingjie, Hong Kong	CFO and Director	1,600,000	2.6%

Common Stock	All officers and directors as a group (2 persons named above)		3,680,000	5.9%

5% Securityholders

Common Stock	Kaming Yu (5) Av. Republica 74 A Andar A Ed. Hoi Keng Garden, Macau China	22,178,769	35.5%

Common Stock	Arjuno Investments Ltd(6) Jian Guo Rd. Zhong Huan Wrld Trd Ctr Bldg D 26Fl Beijing, China	4,349,794	6.9%

Common Stock	Shenzhen Hua Yin(7) Curangy & Investment Co A1501 #2222 Jian Tian Rd. Shenzhen City, China	3,251,277	5.2%

Total Shares Owned by Persons Named Above

Common Stock		33,459,840	53.5%

* Less than 1%

1Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our Common Stock.

2A total of  62,447,949 shares of our Common Stock as of March 28, 2008 are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).  For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

3 Xiyan Li has sole voting and investment control over the securities held by Arjuno Investments Ltd.

4 Zhiyong Xu has sole voting and investment control over the securities held by Shenzhen Hua Yin Curangy & Investment Co.

DIRECTORS AND EXECUTIVE OFFICERS

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws (except where not subsequently dismissed without sanction or settlement), or from engaging in any type of business practice, or a finding of any violation of federal or state securities laws.  To the best of our knowledge, no petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our directors or officers, or any partnership in which any of our directors or officers was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of our directors or officers was an executive officer at or within two years before the time of such filing   Except as set forth in our discussion below in “Transaction with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Directors and Executive Officers

The following table sets forth our incumbent directors and executive officers, and their ages and titles as of the Record Date.

Name	Age	Position/s
Weiqiu Li	46	Chairman and Chief Executive Officer
Kinwai Cheung	46	Director and Chief Financial Officer
Jing Liu	36	Secretary
Richard P. Randall	70	Director
Guanghan Chen	53	Director
Binhai Chen	40	Director
Jianzhao Zheng	34	Director

Weiqiu Li was appointed Chief Executive Officer of the Company on August 17, 2006 and has been the Chairman of our subsidiary, Oceanic International Company Limited, since June 2003.  Since May 1980, Mr. Li has also served and Chairman and Chief Executive Officer of Weihe Electronics Manufacturing Company Limited.  Concurrently, he served as Vice President for Zhong Shan West District Chamber of Commerce.  Mr. Li received a Bachelor degree in Economic Management from Guangdong Radio & TV University, and studied Automation Control at the South China University of Technology from 1993 to 1995. Mr. Li has more than 20 years’ experience in product design, research and development, production, management and  international trade negotiations.

Kinwai Cheung was appointed as our Chief Financial Officer on August 17, 2006.  Since June 2004, Mr. Cheung has also served as the Administrative Manager of our largest subsidiary, Oceanic International Company Limited.  Prior to this time, Mr. Cheung served as the Chairman and Chief Executive Officer of Kang Teng Trading Company Limited in Zhongshan City, China, from May 1998 to May 2004.  Mr. Cheung received a Bachelor degree in Business Administration from the Zhongshan City Shunwen College in 1989.

Jing Liu was appointed as our Secretary on August 17, 2006.  Ms. Liu has also served as the Secretary of our subsidiary, Oceanic International Company Limited, since March 2004.  Prior to this, Ms. Liu served as the Manager in the International Business Department of Zhong Shan Hua Jie Steel Pipe Group, Ltd. from July1991 to January 2004, where she assisted in the financial management of its subsidiaries.  Ms. Liu received a Bachelor degree in International Trade from the Guangdong Foreign Language Institute.

Richard Randall was appointed to our board of directors on August 7, 2007.  Mr. Randall’s career includes extensive financial and accounting experience as a Chief Financial Officer and board member for several U.S. publicly traded companies and he is currently Chairman of the Audit Committee for Steve Madden Ltd., a publicly traded international designer, marketer and retailer of footwear for women, men and children. From 2002 to 2005, Mr. Randall served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Direct Holdings Worldwide, the parent of Lillian Vernon Corp. and Time Life, where he was responsible for orchestrating the sale of the company, and from 2000 to 2001, Mr. Randall served as the Senior Vice President and the Chief Financial Officer of Coach, Inc, a publicly traded international designer and marketer of handbags and accessories, where he oversaw the auditing process and SEC compliance.  Mr. Randall has also provided consulting services to Supreme International (renamed Perry Ellis International), and Mondo, Inc. and is a member of the American Institute of CPAs and New York Society of CPAs.  Mr. Randall received a degree in accounting from the City University of New York, Baruch College in 1964 and has been certified as a CPA in New York State.

Guanghan Chen was appointed to our board of directors on July 31, 2007.  Since May 1999, Mr. Chen has served as a professor and senior researcher at the Research Institute of Hong Kong and Macao and the State Council Development Research Center where he teaches courses in economic development theory and policy, industry and regional economics of the Asia-Pacific.  Prior to this, Mr. Chen served as deputy director of the Department of Economics in Zhongshan University from June 1997 to May 1999, and as director of the Institute of Hong Kong and Macao and deputy director of the Hong Kong and Macao Research Center from May 1999 to December 2000.  Mr. Chen holds a Bachelor’s degree in Law and Political Science and a Master’s degree in Economics from Huazhong Normal University and a Doctorate in Economics from Wuhan University.

Binhai Chen was appointed to our board of directors on July 31, 2007.  Mr. Chen has been engaged in accounting, accounting education, auditing, assets evaluation, and tax and management consulting for the past 18 years.  Since July 1989, Mr. Binhai Chen has served as an accountant with the Zhongshan City Zhongxin Accounting Firm.  Mr. Chen holds a Masters Degree in Accounting from Guangzhou City Jinan University and is a Certified Public Accountant, a Certified Tax Agent and a Certified Public Valuer in China.  Mr. Chen is currently the Director of the Guangdong Province Certified Public Accountants Association, the Executive Director of Zhongshan City Certified Public Accountants Association, the Director of Zhongshan City Internal Audit Association and the Director of Zhongshan City Securities Association.

Jianzhao Zheng was appointed to our board of directors on July 31, 2007.  Mr. Zheng has engaged in accounting, accounting education, auditing, assets evaluation, and tax and management consulting for the past 10 years and is an expert in the area of auditing and stock restructuring, taxation and corporate mergers and asset reorganization.  Since July 1994, Mr. Zheng has served as an accountant with the Zhongshan City Zhongxin Accounting Firm.  Mr. Zheng holds a Bachelor Degree in Accounting from Zhongshan City College and holds certifications as a Certified Public Accountant, a Certified Tax Agent and a Certified Public Valuer in China.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors pursuant to which any of them was to be selected as a director or officer (other than with persons acting solely in their capacities as our directors or officers) or to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.  Our current directors hold no directorships in any other reporting companies.

Family Relationships

There are no family relationships among our directors or officers.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•

On October 26, 2006, Holy (HK) Limited acquired all the issued and outstanding stock of Well Profit for approximately $3,750,000, the net book value of Well Profit.  Since the stockholders of Holy and Well Profit were related, and the control of the merged entity remained with the management of Well Profit, the merger was accounted for as a transaction between entities under common control.

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Our production facilities are located in five leased buildings totaling 35,012.72 square meters, in Zhongshan Harbor Town Oceanic Industrial Area, China for RMB350,127 per month, subject to a 5-year lease that will expire in June 30, 2011.   Oceanic PRC owns the land use right to the facility. We also rent from Oceanic PRC an additional 6,613.7 square meters of production space in the Zhongshan Harbor Town Oceanic Industrial Area, for RMB66,137 per month, subject to a 5-year lease that will expire on May 31, 2012.  We also lease from Oceanic PRC, 2,140 square meters of facilities for employees to use as living quarters, for a monthly payment of RMB12,800 per month. These facilities are offered as an added free benefit to our employees, many of whom have to travel great distances to come to work each day.  Ocean PRC was a company indirectly owned and controlled by our Chairman and CEO, Weiqiu Li.  However, Mr. Li transferred his ownership interests in this entity to Ye Shu Zhen in March 2007 and filed the transfer with the Hong Kong registrar of companies in March 2008.

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As of December 31, 2007, our indirect subsidiary, Well Profit, owes us $2.34 million for funds that we advanced as prepaid expenses on its behalf to suppliers: Zhongshan Food Import and Export Company, Zhongshan Guang Yu Import and Export Company, Zhongshan Yu Liang Trading Co., and ZhongShan Tai Quan Import and Export Company.  We subsequently collected the full amount of these advances in July 2007. In September 2006, the Company terminated its business relation with these suppliers and these amounts were due to be returned to the Company.   However, the Company instructed that these suppliers repay such amount to Well Profit. There is no stated interest or repayment terms associated with this transferred amount.

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Our PRC operating subsidiary, Well Profit, sells 69% of its products to Hengbao, one of its exclusive distributors, through an unwritten commercial arrangement between Well Profit and Hengbao.  Hengbao is indirectly owned by Oceanic PRC, which until March 2007, was indirectly owned and controlled by Mr. Weiqiu Li, our director and Chief Executive Officer.  For the fiscal year ended December 31, 2007, our sales to Hengbao accounted for $27,196,100, or 100% of our receivables, 9,134,350 of which remained outstanding as at December 31, 2007, with no stated interest rate or repayment terms.

•

On July 5, 2007, we entered into the Weihe Agreement for the acquisition of 100% of the then outstanding shares of Weihe, a company that was owned and controlled by Weiqiu Li, our Chief Executive Officer. In consideration for the shares of Weihe, we agreed to pay an aggregate price of $45,000,000, to be paid in a combination of 4,500,000 shares of our Common Stock, valued at $4.00 per share and $27,000,000 in cash.  The obligation to pay the cash portion of the purchase price was evidenced by non-interest-bearing, unsecured promissory notes delivered by us to each of the Weihe stockholders at the closing. Pursuant to the promissory notes, 40% of the cash portion of the purchase price was due and payable on July 5, 2008, the first anniversary of the closing, and the remaining 60% was due and payable on July 5, 2009, the second anniversary of the closing.   However, on February 7, 2008, we entered into a termination and release agreement with Weihe and its stockholders, pursuant to which we agreed to terminate the Weihe Agreement and release each other from our respective obligations thereunder because performance of our respective obligations under the agreements could not be completed without unreasonable expense or delay.  No termination penalties were incurred by us in connection with the termination of the Weihe Agreement.

•

On April 29, 2008, Ka Ming Yu, our principal shareholder and a director of its subsidiary, Holy (HK) Ltd., transferred an aggregate of 22,178,769 shares of our Common Stock owned by him to certain transferees, including Mr. Weiqiu Li and Mr. Kin Wai Cheung, our Chief Executive Officer and Chief Financial Officer, respectively. The Company was not a party to the transaction.  The shares representing the transfer had not yet been transferred on the books of the Company as at the Record Date.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors to include independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”  For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $50,000.  Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy.  A related person will be any executive officer, director or a holder of more than five percent of our Common Stock, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification.  Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

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the risks, costs and benefits to us;

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the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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the terms of the transaction;

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the availability of other sources for comparable services or products; and

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the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.  Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our shares of Common Stock to file reports of their beneficial ownership and changes in ownership (Forms 3, 4 and 5, and any amendment thereto) with the SEC. Executive officers, directors, and greater-than-ten percent holders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the Forms 3, 4, and 5 furnished to us as of the Record Date, we have determined that our directors, officers, and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements.

Audit Committee

We had no audit committee until July 31, 2007, when the board of directors established an audit committee. Our audit committee consists of three members: Mr. Randall, Guanghan Chen, and  Binhai Chen, each of whom is “independent” as that term is defined under the Nasdaq Marketplace Rules.  Our audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.  Mr. Randall serves as our audit committee financial expert as that term is defined by the applicable SEC rules as well as the audit committee chair.

Our audit committee is responsible for, among other things:

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selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

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reviewing with our independent auditors any audit problems or difficulties and management’s response;

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reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

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discussing the annual audited financial statements with management and our independent auditors;

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reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

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annually reviewing and reassessing the adequacy of our audit committee charter;

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such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

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meeting separately and periodically with management and our internal and independent auditors; and

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reporting regularly to the full board of directors.

Audit Committee Financial Expert

The board of directors has determined that Mr. Randall possesses the accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Director Independence

Our board of directors is currently composed of 6 members, Weiqiu Li, Kinwai Cheung, Richard Randall,  Guanghan Chen, Binhai Chen and Jianzhao Zheng.  Each of Messrs. Randall, Chen, Chen and Zheng serve on our board of directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc., or the “Nasdaq Marketplace Rules.”  The board of directors has determined that Mr. Randall possesses the accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Board Composition and Committees

Our board of directors is currently composed of 6 members, Weiqiu Li, Kin Wai Cheung, Guanghan Chen, Jiangzhao Zheng, Binhai Chen and Richard Randall. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present. Until July 2007, the board of directors consisted of only two members, Messrs. Weiqiu Li and Kin Wai Cheung, and all board decisions were made by written consent.  Our board of directors did not meet during the last half of the 2007 fiscal year.

Our board of directors currently has three standing committees which perform various duties on behalf of and report to the board of directors: (i) audit committee, (ii) compensation committee and (iii) governance and nominating committee. Each of the three standing committees is comprised entirely of independent directors. From time to time, the board of directors may establish other committees.

Governance and Nominating Committee

We had no governance and nominating committee, until July 31, 2007, when the board of directors established a governance and nominating committee. Our governance and nominating committee consists of three members: Mr. Guanghan Chen, Mr. Randall, and Mr. Jianzhao Zheng, each of whom is “independent” as that term is defined under the Nasdaq Marketplace Rules.  Mr. Guanghan Chen serves as the chairman to our governance and nominating committee. The governance and nominating committee assists the board of directors in identifying individuals qualified to become our directors and in determining the composition of the board of directors and its committees.

Our governance and nominating committee is responsible for, among other things:

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identifying and recommending to the board of directors nominees for election or re-election to the board of directors, or for appointment to fill any vacancy;

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reviewing annually with the board of directors the current composition of the board of directors in light of the characteristics of independence, age, skills, experience and availability of service to us; and

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identifying and recommending to the board of directors the directors to serve as members of the committees.

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We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our stockholders.

Compensation Committee

We had no compensation committee during the year ended December 31, 2006, and our entire board of directors handled all compensation committee functions until July 31, 2007, when the board of directors established a compensation committee.  Our compensation committee consists of three members: Mr. Binhai Chen, Mr. Randall, and  Jianzhao Zheng, each of whom is “independent” as that term is defined under the Nasdaq Marketplace Rules.  Mr. Binhai Chen serves as the chairman of our compensation committee. Our compensation committee assists the board of directors in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our Chief Executive Officer may not be present at any meeting of our compensation committee during which his compensation is deliberated.

Our compensation committee is responsible for, among other things:

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approving and overseeing the compensation package for our executive officers;

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reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer,

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evaluating the performance of our Chief Executive Officer in light of those goals and objectives, and setting the compensation level of our Chief Executive Officer based on this evaluation; and

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reviewing periodically and making recommendations to the board of directors regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Shareholder Communications

The Company has a process for stockholders who wish to communicate with the board of directors.  Shareholders who wish to communicate with the board of directors may write to it at the Company’s address given above.  These communications will be reviewed by one or more employees of the Company designated by the board of directors, who will determine whether they should be presented to the board of directors.  The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during the noted periods: Thomas Elliott and Zujun Xu, our former Chief Executive Officers, Jean LeRoy, our former Chief Financial Officer and Weiqiu Li, Kinwai Cheung and Jing Liu, who became our Chief Executive Officer, Chief Financial Officer and Secretary, respectively, on December 31, 2007.  No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name & Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total

Weiqiu Li, CEO (1)	2007	0	0	0	0	0	0	0	0
	2006	0	0	0	0	0	0	0	0

Narrative to Compensation Table

(1)

Weiqiu Li was appointed as our Chief Executive Officer on August 17, 2006, pursuant to our reverse acquisition of Home System Group, Inc., on August 4, 2006.

Outstanding Equity Awards at Fiscal Year End

Other than as set forth below, none of our executive officers received unexercised options, stock that has not vested or equity incentive plan awards that remained outstanding as of the end of the fiscal year ended December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer-cised Options Unexer-cisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Randall	0	100,000	0	6.00	7/7/2009	--	--	--	--

_____________________________

Narrative to outstanding equity awards table

On August 7, 2007, we granted Mr. Randall, our audit committee chair, a ten-year option to purchase 100,000 shares of our Common Stock, at an exercise price of $6.00 per share.  One-third of the option vested immediately, with the remaining portion vesting as follows: one-third on July 7, 2008 and one-third on July 7, 2009. The vesting of the option is contingent on continued participation as a member of our board of directors.

Additional Narrative Disclosure

As required by applicable PRC law, we have entered into employment agreements with most of our officers, managers and employees.  Currently, Ms. Liu is the only officer who is compensated for her services to our Company.  She earns RMB3,500 per month (approximately $440) for her services as our Secretary.  No other benefits have been granted by the Company to officers at this time.

Our subsidiary, Well Profit, has employment agreements with the following executive officers:

•

Weiqiu Li’s employment agreement became effective as of October 1, 2007 and terminates on October 1, 2008.  We expect that this agreement will be renewed by the parties upon its expiration.  Weiqiu Li receives an annual salary of approximately RMB8,500 per month  (approximately $1,212) under the agreement.

•

Kinwai Cheung’s employment agreement became effective as of October 1, 2007 and terminates on October 1, 2008.  We expect that this agreement will be renewed by the parties upon its expiration.  Kinwai Cheung receives an annual salary of approximately RMB8,000 per month (approximately $1,140)  under the agreement.

Our executive officers are not entitled to severance payments upon the termination of their employment agreements. They are subject to the customary non-competition and confidentiality covenants.

Compensation of Directors

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our directors for services rendered during our last completed fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Weiqiu Li	--	--	--	--	--	--	--
Kinwai Cheung	--	--	--	--	--	--	--
Richard Randall	12,500	--	102,026	--	--	--	114,526
Guanghan Chen	2,647	--	--	--	--	--	2,647
Binhai Chen	2,647	--	--	--	--	--	2,647
Jianzhao Zheng	2,647	--	--	--	--	--	2,647

Narrative to Director Compensation Table

In 2007, we entered into independent director’s contracts and indemnification agreements with each of our independent directors. Under the terms of the independent director’s contracts, Mr. Randall is entitled to an annual fee of $30,000, and Messrs. Binhai Chen, Guanghan Chen and Jianzhao Zheng are each entitled to a one-time fee of RMB20,000 (approximately USD$2,647) for the services to be provided by them as independent directors, and as chairpersons of various board committees, as applicable. Under the terms of the indemnification agreements, we agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding if the independent director acted in good faith and in our best interests. It is our practice to reimburse our directors for reasonable travel expenses related to attendance at board of directors and committee meetings.

On August 7, 2007, we also granted Mr. Randall, our audit committee chair, a ten-year option to purchase 100,000 shares of our Common Stock, at an exercise price of $6.00 per share. One-third of the option vested immediately, with the remaining portion vesting as follows: one-third on July 7, 2008 and one-third on July 7, 2009. The vesting of the option is contingent on continued participation as a member of our board of directors.  We use the Black-Scholes option pricing model to calculate the grant-date fair value of an award, with the following assumptions: no dividend yield, expected volatility of 161%, and a risk-free interest rate of 4.2%.  In determining volatility of the our options, we use the average volatility of our stock. Based on the Black-Scholes option pricing model, the entire option was valued at $204,054. One-third of the value of the issuance was expensed immediately as it vested, with the remaining amount expensed monthly over the vesting period. In accordance with SFAS No. 123R, we have recorded stock-based compensation expense during the year ended December 31, 2007 of $102,026, in connection with the issuance of this option.

The compensation paid to Mr. Li and Mr. Cheung, our named executive officers who also serve on our board of directors, is reported in the Summary Compensation Table above. They do not receive any additional compensation for their service as directors.

Other than as set forth herein, there have been no fees earned or paid in cash for services to our directors.  No stock or stock options or other equity incentives were awarded to our directors for their services as directors during the fiscal year ended December 31, 2007.

PROPOSAL TO REMOVE DIRECTOR

Proposed Removal

On July 31, 2007, our board of directors appointed Richard N. Randall to serve as a member on the board of directors until his successor has been elected and qualified, or until his earlier death, resignation or removal from office.  On April 29, 2008, Mr. Richard N. Randall was removed from his position as a member of our board of directors, by the Written Consent of the Majority Stockholders who together represent a two-thirds majority of our outstanding voting capital stock.

Purpose and Effect of the Removal

This action is being taken to decrease the expenses incurred by us in connection with Mr. Randall’s compensation.  We had originally retained Mr. Randall to meet the corporate governance requirements of the Nasdaq trading market, however, we have since withdrawn our application to Nasdaq.  As a result, the Majority Stockholders believed that the cost and expense of maintaining an audit committee financial expert would be better expended in other areas of the Company.

As a result of the removal, our board of directors and our audit committee will not have a qualified financial expert.  We plan to seek such a director as soon as our finances will allow us to do so.  In the interim, the remaining members of our board of directors will continue to fulfill these board and committee responsibilities.

INDEPENDENT PUBLIC ACCOUNTANTS

Change of Independent Registered Public Accountants

On December 20, 2007, Morison Cogen, LLP, or Morison Cogen, resigned as our independent auditor, effective immediately.  Our board of directors accepted Morison Cogen’s resignation and appointed the independent registered public accounting firm of Yu & Associates CPA Corporation, or Yu, as our new auditor.

Morison Cogen had been appointed on October 18, 2006 and during the period that Morison Cogen served as our independent registered public accounting firm and through the date of their resignation, (a) there were no disagreements with Morison Cogen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Morison Cogen, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report; and (b) no accountant’s report on our financial statements issued by Morison Cogen contained an adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

For more details regarding the resignation see our current report on Form 8-K, filed on December 28, 2007, and a copy of Morison Cogen’s consent letter filed as Exhibit 16.1 thereto.

Fees Paid to Independent Public Accountants

The following table presents fees for professional audit services rendered by Morison Cogen for the audit of the Company's annual financial statements for the year ended December 31, 2006 and fees billed for other services rendered by them during this period, and fees for professional audit services rendered by Yu & Associates CPA, for the audit of the Company's annual financial statements for the year ended December 31, 2007 and fees billed for other services rendered by them during this period.

	Fiscal 2007	Fiscal 2006
Audit fees (1)	$130,000	$63,000
Audit Related Fees	--	--
Tax Fees	--	--
All Other Fees	--	1,000
TOTAL	$130,000	$64,000

(1) Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements.

Policy on Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our audit committee to assure that such services do not impair the auditors’ independence from us.  In accordance with its policies and procedures, our audit committee pre-approved the audit service performed by Yu & Associates CPA for our consolidated financial statements, as of and for the year ended December 31, 2007.  As our audit committee was formed on July 31, 2007, there was no such pre-approval by our audit committee before Morison Cogen performed its audit of fiscal 2006 or before Pollard-Kelley Auditing Services, Inc. performed its audit of fiscal year 2005.

DISSENTERS’ RIGHTS OF APPRAISAL

The general corporation law of the State of Nevada does not provide for dissenters’ rights of appraisal in connection with the above actions.

ADDITIONAL INFORMATION

If you have any questions about the actions described above, you may contact Jing Liu, at Home System Group, Oceanic Industry Park, Sha Gang Highway, Gang Kou Town, Zhongshan City, Guangdong, People's Republic of China, 528447.  We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file reports, proxy statements and other information with the SEC.  These reports, proxy statements and other information filed by us with the SEC may be inspected without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.  Copies of this material also may be obtained from the SEC at prescribed rates.  The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these materials may be obtained from the SEC’s website at http://www.sec.gov.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

May 21, 2008	By Order of the Board of Directors

/s/ Jing Liu
Jing Liu
Secretary

ACTION TAKEN BY WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF

MEETING

OF

HOME SYSTEM GROUP

Pursuant to the provisions of Section 78.320 of the Nevada General Corporation Law, the undersigned stockholders, constituting the holders of at least two-thirds of the issued and outstanding shares of Common Stock, par value $0.001 per share, of Home System Group, a Nevada corporation  (the "Company") entitled to vote, hereby adopt the following resolutions by written consent in lieu of a meeting:

WHEREAS, in its bid to meet the qualifications to become a Nasdaq listed company, the Company appointed Guanghan Chen, Jiangzhao Zheng, Binhai Chen and Richard Randall as independent directors of the Company; and

WHEREAS, the Company was unsuccessful with its Nasdaq application and no longer wishes to incur the expense associated with independent directors, and the Board of Directors of the Company has requested the resignation of all the independent directors of the Company; and

WHEREAS, three of the four independent directors, have agreed to submit their resignations to the Board but Richard Randall has declined to do so, therefore the Board has recommended that Richard Randall be removed as a director of the Company, as appropriate and in the best interest of the Company; and

WHEREAS, the undersigned (the “Majority Stockholders”) have determined that it is appropriate and in the best interest of the Company to remove Richard Randall as a director of the Company.

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to Section 78.335 of the Nevada General Corporation Law and Sections 2.10 and 3.4 of the By-Laws of the Company, Richard N. Randall, be and he hereby is, removed as a director of the Company, effective on the twentieth (20th) day following the mailing to the stockholders of the Information Statement (as defined below); and

FURTHER RESOLVED, that the Board of Directors be and hereby is authorized and directed to instruct the executive officers of the Company to prepare and file with the U.S. Securities and Exchange Commission an Information Statement on Schedule 14C (the “Information Statement”) in respect of the actions taken hereby and to deliver such Information Statement to the stockholders of the Company in accordance with applicable provisions of the Nevada General Corporation Law and the Securities Exchange Act of 1934 and the rules promulgated thereunder.

This Consent of Stockholders will be filed with the minutes of the proceedings of the Board of Directors and Stockholders of this Company, and will be effective as of April 29, 2008.

[Consenting Stockholder Signature Page]

SHENZHEN HUAYIN GUARANTY & INVESTMENT
LIMITED LIABILITY CORPORATION

By: /s/ Xu, Zhiyong
Xu, zhiyong
Director
No. Shares beneficially held: 3,251,277

ARJUNO INVESTMENTS LIMITED

By: /s/ Li, Xiyan
Li, Xiyan
Director
No. Shares beneficially held: 4,343,794

By: /s/Ye, Shuzhen
Shuzhen Ye
No. Shares beneficially held: 2,000,000

By: /s/ Weiqiu Li
Weiqiu Li
No. Shares beneficially held: 2,080,000

By: /s/ Kinwai Cheung
Kinwai Cheung
No. Shares beneficially held: 1,600,000

By: /s/Wong, Hong
Hong Wong
No. Shares beneficially held: 2,000,000

By: /s/ Kaming Yu
Kaming Yu
No. Shares beneficially held: 22,178,769

By: /s/ Xiaona Zhang
Xiaona Zhang
No. Shares beneficially held: 2,000,000

By: /s/ Jianwei Huang
Jianwei Huang
No. Shares beneficially held: 2,000,000

By: /s/Tao, Chener
Name: Tao, Chener
No. Shares beneficially held: 1,866,000